EXHIBIT 99.1

United-Guardian Announces 17% Increase in Mid-Year Dividend

HAUPPAUGE, N.Y., May 17, 2012 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that the company's Board of Directors, at its meeting on May 16, 2012, declared a cash dividend of $0.42 per share, which will be paid on June 18, 2012 to all stockholders of record as of the close of business on June 4, 2012. This represents a 17% increase over the $0.36 per share semi-annual dividend paid in the first half of 2011.

Ken Globus, President of United-Guardian, stated, "With record sales and earnings in 2011, and strong sales for the first quarter of 2012, the company's Board of Directors concluded that it was in the best interest of our stockholders to increase the semi-annual dividend over what was paid in the first half of 2011. Both the Board and management believe that the company is in an excellent position to have another very profitable year in 2012, and the record closing price of our stock on May 15th of this year indicates to us that our stockholders have confidence in us as well. We have been able to increase our dividends while still maintaining a strong balance sheet, and we have more than enough financial resources to fund any requirements for future growth. We are pleased that we are once again in a financial position to share our good fortune with our stockholders, and hope to continue to do so in the years to come."

This is now the 17th consecutive year that the company has paid a cash dividend, which has been steadily increasing since 1996, and the 9th consecutive year that it has paid semi-annual dividends.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900